WARRANT AGREEMENT

PRIME ACQUISITION CORP.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY,
as Warrant Agent

Dated as of [●], 2011

-i-

WARRANT AGREEMENT

This Warrant Agreement (this “ Agreement ”) is made as of [●], 2011 between Prime Acquisition Corp., a Cayman Islands exempted company (the “ Company ”), and American Stock Transfer & Trust Company, a [_____], as Warrant Agent (the “ Warrant Agent”).

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “ SEC ”) a Registration Statement, No. [_____] on Form F-1 (as may be amended from time to time) (the “ Registration Statement”) for the initial public offering of units (the “ Initial Public Offering ”), each unit (“ Unit ”) consisting of one of the Company’s ordinary shares, par value $0.001 per share (“ Common Stock ”), and one-half of a warrant, each full warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (“ Public Warrants”);

WHEREAS, on February 4, 2010 and February 12, 2010, for aggregate consideration of $1,408.75, the Company issued in a private placement an aggregate of 1,408,751 units, each unit (the “ Founders’ Units ,” which term shall include any additional units issued by way of dividend prior to issuance of the Units) consisting of one share of Common Stock and one-half of a warrant, each full warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “ Founders’ Warrants ,” which term shall include any additional warrants issued by way of a dividend prior to the issuance of the Units) to the following persons: (i)  422,625 Founder’s Units to Yong Hui Li, (ii)  422,625 Founder’s Units to Diana Chia-Huei Liu, (iii)  295,838 Founder’s Units to The Shodan Company (including 14,088 Founders’ Units originally issued to Nancy Tung), (iv)  140,875 Founder’s Units to Gary Han-Min Chang, (v)  49,306 Founders’ Units to Joseph Liu, (vi)  49,306 Founders’ Units to Steven Liu,  (vii) 14,088 Founders’ Units to Olivia Yu, and (viii) 14,088 Founders’ Units to Joyce Liu;

WHEREAS, in May 2010, Nancy Tung transferred all of her Founder Units to The Shodan Company;

WHEREAS, on November 7, 2010, for aggregate consideration of 155.25, the Company issued in a private placement an aggregate of 155,249 Founders’ Units to the following person: (i) 46,575 Founders’ Units to Diana Chia-Huei Liu, (ii) 79,177 Founders’ Units to William Tsu-Cheng Yu, (iii) 15,525 Founders’ Units to Gary Chang, (iv) 5,434 Founders’ Units to Joseph Liu, (v) 5,434 Founders’ Units to Steven Liu, (vi) 1,552 Founders’ Units to Olivia Yu, and (vii) 1,552 Founders’ Units to Joyce Liu;

WHEREAS, in November 2010, Yong Hui Li transferred 31,625 Founders’ Units to William Tsu-Cheng Yu, The Shodan Company transferred 92,518 Founders’ Units to William Tsu-Cheng Yu, and Gary Chang transferred 156,400 Founders’ Units to Puway Limited (together with Diana Chia-Huei Liu, William Tsu-Cheng Yu, Gary Chang, Joseph Liu, Steven Liu, Olivia Yu, Joyce Liu, and The Shodan Company, the “ Founding Shareholders”).

WHEREAS, the Company has agreed to issue (i) in a private placement to occur immediately prior to the closing of the Initial Public Offering, an aggregate of 1,092,533 warrants to purchase shares of Common Stock (the “ Insider Warrants ” and together with the Founder’s Warrants, the “ Private Warrants ”) to Chardan Capital Markets, LLC, the representative of the underwriters of the Initial Public Offering (the “ Underwriter ”), Yong Hui Li, Diana Chia-Huei Liu, The Shodan Company, and  Gary Han-Min Chang (collectively, the “ Private Placement Warrantholders ”), and (ii) up to 2,300,000 full Public Warrants (together with the Private Warrants, the “ Warrants ”).  The shares of Common Stock issuable on exercise of the Warrants are referred to as the “ Warrant Shares ”; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange and exercise of the Warrants and other matters as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.         Appointment of Warrant Agent .  The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

SECTION 2.          Warrant Certificates ..  The Warrant Agent shall deliver certificates evidencing the Warrants (the “ Warrant Certificates ”) pursuant to this Agreement in registered form only substantially in the form set forth in Exhibit A attached hereto and the warrant certificates for the Private Warrants must bear the legend set forth in Exhibit B except as set forth herein.

SECTION 3.         Execution of Warrant Certificates .

3.1          Warrant Certificates must be signed on behalf of the Company by its Chairman of the Board, President, Chief Executive Officer or a Vice President. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Chief Executive Officer, or Vice President, and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who has been Chairman of the Board, President, Chief Executive Officer, or Vice President, notwithstanding the fact that at the time the Warrant Certificates is countersigned and delivered or disposed of he or she has ceased to hold such office.

3.2          If any officer of the Company who has signed any of the Warrant Certificates ceases to be such officer before the Warrant Certificates so signed have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, is a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such officer.

3.3          The Warrant Agent shall date the Warrant Certificates the date of countersignature by the Warrant Agent.

SECTION 4.         Registration and Countersignature .

4.1          The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, the Chief Executive Officer, a Vice President, the Treasurer or the Chief Financial Officer of the Company, countersign, issue and deliver Warrants as provided in this Agreement.  Warrant Certificates not countersigned by the Warrant Agent will not be valid for any purpose.

4.2          The Company and the Warrant Agent may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

SECTION 5.          Registration of Transfers and Exchanges; Transfer Restrictions .

5.1          The Warrant Agent shall from time to time, subject to the limitations of this Section 5, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney.  Upon any such registration of transfer, the Warrant Agent shall issue a new Warrant Certificate to the transferee(s) and shall cancel the surrendered Warrant Certificate.  The Warrant Agent shall dispose of such cancelled Warrant Certificates in its customary manner.

5.2          The Founders’ Warrants may not be sold or transferred for a period of nine (9) months from the date the Company completes its initial business combination (as described more fully in the Registration Statement) ( the “Initial Business Combination”) with respect to 50% of the Founders’ Warrants owned by each Founding Shareholder, and twelve (12) months from the date the Company completes its Initial Business Combination with respect to the remaining 50% of the Founders’ Warrants owned by each Founding Shareholder, except to a Permitted Transferee who agrees in writing with the Company to be subject to such transfer restrictions.

5.3          As used herein, “Permitted Transferee” means

(a)           any officer, director or employee of the Company;

(b)           an affiliate or a member of the holder’s immediate family (or a member of the immediate family of its officers or directors) or a trust or other entity, the beneficiary of which is the holder (or one of its officers or directors or a member of their respective immediate families); or

(c)           any successor in interest by virtue of the laws of descent and distribution upon death of any holder, or

(d)           pursuant to a qualified domestic relations order.

5.4         The holders of any Private Warrants or Warrant Shares issued upon exercise of any Private Warrants further agree, prior to any transfer of such securities, to give written notice to the Company expressing its desire to effect such transfer and describing briefly the proposed transfer.  Upon receiving such notice, the Company shall present copies thereof to its counsel and the holder agrees not to make any disposition of all or any portion of such securities unless and until:

(a)           there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, in which case the legends set forth in Exhibit B or Section 6(c) hereof, as the case may be (collectively the “Legends”) with respect to such securities sold pursuant to such registration statement shall be removed; or

(b)           if reasonably requested by the Company, (A) the holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act, (B) the Company shall have received customary representations and warranties regarding the transferee that are reasonably satisfactory to the Company signed by the proposed transferee and (C) the Company shall have received an agreement by such transferee to the restrictions contained in the Legends.

5.5          Each one-half of a Public Warrant must initially be issued together with one share of Common Stock as a Unit.  The shares of Common Stock and Public Warrants comprising a Unit may not be separately transferable until 90 days following effectiveness of the Registration Statement, unless the Underwriter informs the Company of its decision to allow earlier separate trading, subject to the Company having filed a Form 6-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the offering of the Units and having issued a press release announcing when such separate trading will begin (the “ Detachment Date ”).  Prior to the Detachment Date, Public Warrants may be transferred or exchanged only together with the Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit.  Furthermore, prior to the Detachment Date, each transfer of a Public Unit on the register relating to such Units shall operate also to transfer the Public Warrant included in such Unit. Upon separation of the Units by a holder, the number of Warrants issuable upon separation of the Units shall be rounded down to the nearest whole Warrant. In no event may a Warrant Certificate for a partial Warrant be issued.

5.6          Subject to the terms of this Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its principal corporate trust office, which is currently located at the address listed in Section 17 hereof, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants.  Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged.  Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent.  Such cancelled Warrant Certificates shall then be disposed of by such Warrant Agent in its customary manner.

5.7          The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 5.

SECTION 6.          Terms of Warrants ..

6.1           Exercise Price and Exercise Period .

(a)          The initial exercise price per share that Warrant Shares may be purchasable upon the exercise of full Warrants (the “ Exercise Price ”) is $7.50 per share, and each full Warrant is initially exercisable to purchase one share of Common Stock.

(b)          Subject to the terms of this Agreement (including without limitation Section 6.4 below), each Warrant holder has the right, which may be exercised commencing at the opening of business on the first day of the applicable Warrant Exercise Period set forth below and until 5:00 p.m., New York City time, on the last day of such Warrant Exercise Period, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares, rounded down to the nearest whole Warrant.  No adjustments as to dividends will be made upon exercise of the Warrants.

(c)          The “ Warrant Exercise Period ” for all Warrants commences (subject to Section 6.4 below) on the later of: (A) the date that is 12 months from the date that the Registration Statement is declared effective by the Securities and Exchange Commission (the “ Effective Date ”) or (B) the date on which the Company completes its Initial Business Combination, and ends on the earlier of: (A) the date that is five years from the Effective Date or (B) the Business Day preceding the date on which such Warrants are redeemed pursuant to Section 6.2 below.

(d)          The “Closing Price” of the Common Stock on any date of determination means:

(i)           the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the Common Stock (regular way) as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed on that date (or, if no closing price is reported, the last reported sale price during that regular trading session), or

(ii)           if the Common Stock is not so listed, the last quoted sales price for the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or

(iii)           if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock from at least three nationally recognized investment-banking firms that the Company selects for this purpose.

(e)           Each Warrant not exercised prior to 5:00 p.m., New York City time, on the last day of the Warrant Exercise Period shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

6.2           Redemption of Warrants .

(a)           The Company may call the Warrants for redemption upon the Underwriter’s prior written consent, such consent not to be unreasonably withheld or delayed, in whole and not in part, at a price of $0.01 per Warrant, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at any time after such Warrants have become exercisable pursuant to Section 6(a), if, and only if, (i) the Closing Price has equalled or exceeded $15.00 (the “Redemption Threshold”) per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the notice of redemption to Warrant holders and (ii) at all times between the date that is 10 trading days prior to the date of such notice of redemption and the redemption date a registration statement is in effect covering the Warrant Shares issuable upon exercise of the Warrants and a current prospectus relating to those Warrant Shares is available.

6.3           Exercise Procedure ..

(a)           A Warrant may be exercised upon surrender to the Company at the principal stock transfer office of the Warrant Agent, which is currently located at the address listed in Section 17 hereof, of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed and such other documentation as the Warrant Agent may reasonably request, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price (adjusted as herein provided if applicable) for the number of Warrant Shares in respect of which such Warrants are then exercised.  Payment of the aggregate Exercise Price must be made in cash or by certified or official bank check payable to the order of the Company in New York Clearing House Funds, or the equivalent thereof.

(b)           The Founding Shareholders and their permitted transferees may settle any Founders’ Warrants, and the Private Placement Warrantholders and their permitted transferees may settle and Insider Warrants, on a cashless basis in accordance with the following formula:

N’= (N x (P - E)) / P

where:

N’ =       the adjusted number of shares of Common Stock issuable upon cashless exercise of each Warrant.
N =        the current number of shares of Common Stock issuable upon exercise of each Warrant.
E =         the Exercise Price on the date of cashless exercise of the Warrants.
P =         the average reported last sales price of the Common Stock for the last 10 trading days ending on the third business day prior to the date on which notice of cashless exercise is given.

(c)          Subject to the provisions of Section 7, upon surrender of Warrants and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with cash as provided in Section 12 hereof.  Such certificate or certificates are to be deemed to have been issued and any person so designated to be named therein is to be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.

(d)          The Warrants may be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of this Section 6 and of Section 4 hereof, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.  The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.

(e)          The Warrant Agent shall cancel all Warrant Certificates surrendered upon exercise of Warrants and shall then dispose of such Warrant Certificates in its customary manner.  The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and shall concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

(f)           The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office.  The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

(g)          Certificates evidencing Warrant Shares issued upon exercise of a Founders’ Warrant must bear the following legends:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SECURITIES EVIDENCED BY THIS CERTIFICATE WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN ESCROW AGREEMENT BY AND BETWEEN THE COMPANY AND THE HOLDER OF THIS CERTIFICATE.  THESE SHARES MAY NOT BE SOLD EXCEPT IN COMPLIANCE WITH THAT AGREEMENT.

(h)          Certificates evidencing Warrant Shares issued upon exercise of an Insider Warrant must bear the following legends:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SECURITIES EVIDENCED BY THIS CERTIFICATE WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

6.4           Registration Requirement .  Notwithstanding anything else in this Section 6, no Public Warrants may be exercised unless at the time of exercise (i) a registration statement covering the Warrant Shares to be issued upon exercise (other than Warrant Shares to be issued upon exercise of any Private Warrant) is effective under the Securities Act of 1933, as amended (the “ Act ”) and (ii) a prospectus thereunder relating to the Warrant Shares is current.  The Company shall use commercially reasonable best efforts to have a registration statement in effect covering Warrant Shares issuable upon exercise of the Warrants from the date the Warrants become exercisable and to maintain a current prospectus relating to those Warrant Shares until the Warrants expire or are redeemed.  If any such post-effective amendment or registration statement has not been declared effective prior to the 90 day anniversary of the closing of the Initial Business Combination holders of the Warrants shall have the right, during the period beginning on the next business day following the 90 day anniversary of the closing of the Initial Business Combination and ending upon such post-effective amendment or registration statement being declared effective by the SEC, and during any other period after the 90 day anniversary of the closing of the Initial Business Combination when the Company shall fail to have maintained an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a cashless basis (in accordance with Section 3(a)(9) of the Act or another exemption) in accordance with the following formula:

N’= (N x (P - E)) / P

where:

N’ =           the adjusted number of shares of Common Stock issuable upon cashless exercise of each Warrant.
N =           the current number of shares of Common Stock issuable upon exercise of each Warrant.
E =           the Exercise Price on the date of cashless exercise of the Warrants.
P =           the average reported last sales price of the Common Stock for the last 10 trading days ending on the third business day prior to the date on which notice of cashless exercise is given.

The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. If in compliance with applicable securities laws, the Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that the exercise of the Warrants on a cashless basis in accordance with this Section 6.4 is not required to be registered under the Act. In the event that, at the end of the Warrant Exercise Period, a Warrant has not been exercised, all the rights of the holder hereunder shall terminate and such Warrant  shall expire unexercised and worthless, and as a result purchasers of the Units will have paid the full Unit price solely for the share of Common Stock included in each Unit.  The Company is not required to issue unregistered shares upon the exercise of any Warrant; provided , however , that the Company shall issue unregistered shares upon the exercise of any Private Warrant or Founders’ Warrant, if, at the time of such exercise, there is not an effective registration statement or current prospectus covering the Warrant Shares underlying such Private Warrant. In no event will the registered holder of the Warrant be entitled to receive a net-cash settlement, securities or other consideration in lieu of physical settlement in shares of Common Stock, regardless of whether the Common Stock underlying the Warrants is registered pursuant to an effective registration statement.

SECTION 7.         Payment of Taxes ..  The Company shall pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof have paid to the Company the amount of such tax or have established to the satisfaction of the Company that such tax has been paid.

SECTION 8.         Mutilated or Missing Warrant Certificates .  If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Company shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of indemnity and evidence in each case satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate.  Applicants for such new Warrant Certificates shall pay such reasonable charges as the Company may prescribe.

SECTION 9.          Reservation of Warrant Shares .

9.1          The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.  The Warrant Agent is not required to verify availability of such shares set aside by the Company.

9.2          The Company or, if appointed, the transfer agent for the Common Stock (the “ Transfer Agent ”) and every subsequent transfer agent for any shares of the Company’s Common Stock issuable upon the exercise of any of the Warrants is hereby irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.  The Company shall keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s Common Stock issuable upon the exercise of the Warrants.  The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement.  The Company shall supply such Transfer Agent with duly executed certificates for such purposes and shall provide or otherwise make available any cash which may be payable as provided in Section 12 hereof.  The Company shall furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 13 hereof.

9.3          Before taking any action which would cause an adjustment pursuant to Section 11 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company shall take any commercially reasonable corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

9.4          The Company shall, upon exercise of Warrants and payment of the Exercise Price therefor, issue Warrant Shares that are fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

SECTION 10.       Obtaining Stock Exchange Listings; State Registration .  The Company shall from time to time take all commercially reasonable actions which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed.  To the extent that the Common Stock is not listed on a national securities exchange or there is no exemption from state “blue sky” securities laws for the issuance of the Warrant Shares, the Company will take all commercially reasonable actions necessary so that the Warrant Shares are registered in all states in which the holders of the Warrants reside.

SECTION 11.       Adjustment of Number of Warrant Shares . The number of Warrant Shares issuable upon the exercise of each Warrant is subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 11.  For purposes of this Section 11, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

11.1         Adjustment for Change in Capital Stock . If the Company:  (i) pays a dividend or makes a distribution on its Common Stock in either case in shares of its Common Stock; (ii) subdivides its outstanding shares of Common Stock into a greater number of shares; (iii) combines its outstanding shares of Common Stock into a smaller number of shares; (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or (v) issues by reclassification of its Common Stock any shares of its capital stock, then the number of shares of Common Stock issuable upon exercise of each Warrant immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised shall receive the aggregate number and kind of shares of capital stock of the Company which he would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.  The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.  Such adjustment shall be made successively whenever any event listed above shall occur.

11.2         Adjustment for Rights Issue .

(a)           If the Company distributes any rights, options or warrants to all holders of its Common Stock entitling them to purchase shares of Common Stock at a price per share less than the Closing Price per share on the Business Day immediately preceding the ex-dividend date for such distribution of rights, options or warrants, the number of shares of Common Stock issuable upon exercise of each Warrant is to be adjusted in accordance with the following formula:

N’= N x ((O+A) / (O+(A x (P/M))))

where:

N’ =       the adjusted number of shares of Common Stock issuable upon exercise of each Warrant.
N =        the current number of shares of Common Stock issuable upon exercise of each Warrant.
O =        the number of shares of Common Stock outstanding on the record date for such distribution.
A =        the number of additional shares of Common Stock issuable pursuant to such rights or warrants.
P  =        the purchase price per share of the additional shares.
M =       the Closing Price per share of Common Stock on the record date.

(b)           The adjustment is to be made successively whenever any such rights, options or warrants are issued and is to become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants.  If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants have been exercised, the number of shares of Common Stock issuable upon exercise of each Warrant is to be immediately readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

11.3         Adjustment for Other Distributions .

(a)           If the Company distributes to all holders of its Common Stock any of its assets (including cash) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of the Company (other than Common Stock), the number of shares of Common Stock issuable upon exercise of each Warrant is to be adjusted in accordance with the formula:

N’ = N x (M / (M-F))

where:

N’ =       the adjusted number of shares of Common Stock issuable upon exercise of each Warrant.
N =        the current number of shares of Common Stock issuable upon exercise of each Warrant.
M =       the Closing Price per share of Common Stock on the Business Day immediately preceding the ex dividend date for such distribution.
F =         the fair market value on the ex dividend date for such distribution of the assets, securities, rights or warrants distributable to one share of Common Stock after taking into account, in the case of any rights, options or warrants, the consideration required to be paid upon exercise thereof.  The Board of Directors shall reasonably determine the fair market value in good faith.

(b)           The adjustment is to be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

(c)           If any adjustment is made pursuant to this Section 11.3 as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, the Warrant shall be immediately readjusted as if “F” in the above formula was the fair market value on the ex-dividend date for such distribution of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of shares of Common Stock outstanding on the ex-dividend date for such distribution.  Notwithstanding anything to the contrary contained in this subsection (c), if “M−F” in the above formula is less than $1.00, the Company may elect to, and if “M−F” or is a negative number, the Company shall, in lieu of the adjustment otherwise required by this Section 11.3, distribute to the holders of the Warrants, upon exercise thereof, the evidences of indebtedness, assets, rights, options or warrants (or the proceeds thereof) which would have been distributed to such holders had such Warrants been exercised immediately prior to the record date for such distribution.

11.4         Defined Terms; When De Minimis Adjustment May Be Deferred .

(a)           As used in this Section 11:

(i)           “Closing Price” of the Common Stock on any date of determination means: the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the Common Stock (regular way) as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed on that date (or, if no closing price is reported, the last reported sale price during that regular trading session),  if the Common Stock is not so reported, the last quoted sales price for the Common Stock in the over the counter market as reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock from at least three nationally recognized investment-banking firms that the Company selects for this purpose;

(ii)           “ex-dividend date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question;

(iii)           “trading day” means, with respect to the Common Stock or any other security, a day during which (A) trading in the Common Stock or such other security generally occurs, (B) there is no market disruption event (as defined below) and (C) a Closing Price for the Common Stock or such other security (other than a Closing Price referred to in the next to last clause of such definition) is available for such day; provided that if the Common Stock or such other security is not admitted for trading or quotation on or by any exchange, bureau or other organization, “trading day” will mean any Business Day;

(iv)           “market disruption event” means, with respect to the Common Stock or any other security, the occurrence or existence of more than one-half hour period in the aggregate or any scheduled trading day for the Common Stock or such other security of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or such other security or in any options, contract, or future contracts relating to the Common Stock or such other security, and such suspension or limitation occurs or exists at any time before 1:00 p.m.  (New York time) on such day; and

(v)           “Business Day” means, any day which is not a Saturday, a Sunday or any other day on which banks in the City of New York, New York, are authorized or required by law to close.

(b)           No adjustment in the number of shares of Common Stock issuable upon exercise of each Warrant need be made unless the adjustment would require an increase or decrease of at least 1% in such number.  Any adjustments that are not made are to be carried forward and taken into account in any subsequent adjustment.

(c)           All calculations under this Section 11 are to be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

11.5         When No Adjustment Required .

(a)           No adjustment need be made for a transaction referred to in Sections 11.2-11.3 if Warrant holders are to participate, without requiring the Warrants to be exercised, in the transaction on a basis and with notice that the Board of Directors of the Company reasonably determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

(b)           No adjustment need be made for a change in the par value or no par value of the Common Stock.

(c)           To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the amount of cash into which such Warrants are exercisable.  Interest will not accrue on the cash.

11.6         Notice of Adjustment ..  Whenever the number of shares of Common Stock issuable upon exercise of each Warrant is adjusted, the Company shall provide the notices required by Section 13 hereof.

11.7         Notice of Certain Transactions .

(a)          The Company shall mail to Warrant holders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution if:

(i)           the Company takes any action that would require an adjustment in the Exercise Price pursuant to this Section 11, and if the Company does not arrange for Warrant holders to participate pursuant to Section 11.5;

(ii)          the Company takes any action that would require a supplemental Warrant Agreement pursuant to Section 11.8; or

(iii)         there is a liquidation or dissolution of the Company.

(b)          The Company shall mail the notice at least 15 days before such date.  Failure to mail the notice or any defect in it will not affect the validity of the transaction.

11.8         Reorganization of Company .

(a)           If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction, the Warrants will automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if such holder had exercised the Warrant immediately before the effective date of the transaction; provided that (i) if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant becomes exercisable is to be deemed the weighted average of the kind and amount received per share by the holders of Common Stock in such consolidation or merger that affirmatively make such election or (ii) if a tender or exchange offer has been made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant is entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 11; provided further, however, that if less than 70% of the consideration (the “Public Share Percentage”) receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or on the OTC Bulletin Board, or is to be so listed for trading immediately following such event, then the Exercise Price shall be reduced by an amount (in dollars) equal to the quotient of: (x) the Redemption Threshold minus the Per Share Consideration (as defined below) (but in no event, less than zero) and (y) if the applicable event is announced on or prior to the third anniversary of the closing date of the Initial Business Combination, 2; if the applicable event is announced after the third anniversary of the closing date of the Initial Business Combination and on or prior to the fourth anniversary of the closing date of the Initial Business Transaction, 2.5; if the applicable event is announced after the fourth anniversary of the closing date of the Initial Business Combination and on or prior to the Expiration Date, 3. “Per Share Consideration” means (i) if the consideration paid to holders of shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the average reported last sales price of the Common Stock for the last 10 trading days ending on the trading day prior to the effective date of the applicable event.  Concurrently with the consummation of any such transaction, the corporation or other entity formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance has been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which are to be as nearly equivalent as may be practical to the adjustments provided for in this Section.  The successor Company shall mail to Warrant holders a notice describing the supplemental Warrant Agreement.

(b)           If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.

(c)           If this Section 11.8 applies, Sections 11.2-11.7 do not apply.

11.9         Warrant Agent’s Disclaimer . The Warrant Agent is not required to determine when an adjustment under this Section 11 should be made, how it should be made or what it should be.  The Warrant Agent is not required to determine whether any provisions of a supplemental Warrant Agreement under Section 11.8 are correct.  The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants.  The Warrant Agent is not be responsible for the Company’s failure to comply with this Section.

11.10       When Issuance or Payment May Be Deferred . In any case in which this Section 11 requires that an adjustment in the number of shares of Common Stock issuable upon exercise of each Warrant be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the number of shares of Common Stock issuable upon exercise of each Warrant and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 12; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

11.11       Adjustment in Exercise Price .

(a)           Upon each event that provides for an adjustment of the number of shares of Common Stock issuable upon exercise of each Warrant pursuant to this Section 11, each Warrant outstanding prior to the making of the adjustment is to thereafter have an adjusted Exercise Price (calculated to the nearest ten millionth) obtained from the following formula:

E’ = E x (N / N’)

where:

E’ =        the adjusted Exercise Price.

E =         the Exercise Price prior to adjustment.

N’ =       the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

N =        the number of Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

(b)           Whenever the Exercise Price is adjusted pursuant to this Section 11.11, the Redemption Threshold shall be adjusted to be equal to 200% of the Exercise Price.

(c)           Following any adjustment to the Exercise Price pursuant to this Section 11, the amount payable, when adjusted and together with any consideration allocated to the issuance of the Warrants, is to never be less than the par value per Warrant Share at the time of such adjustment.  Such adjustment is to be made successively whenever any event listed above occurs.

11.12       Form of Warrants ..  Notwithstanding any adjustments in the number or kind of shares issuable upon the exercise of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of shares and Exercise Price as are stated in the Warrants initially issuable pursuant to this Agreement.

SECTION 12.        Fractional Interests ..  The Company is not required to issue fractional Warrant Shares on the exercise of Warrants.  If more than one Warrant is presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which are issuable upon the exercise thereof are to be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented, rounded down to the nearest whole number.

SECTION 13.         Notices to Warrant Holders .

13.1        Upon any adjustment of the Exercise Price pursuant to Section 11, the Company shall promptly thereafter, and in any event within five days, (a) cause to be filed with the Warrant Agent a certificate executed by the Chief Financial Officer or principal financial officer of the Company setting forth the number of Warrant Shares issuable upon exercise of each Warrant after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based, and (b) cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register written notice of such adjustments by first-class mail, postage prepaid.  Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 13.  The Warrant Agent may rely on any such certificate and on any adjustment therein contained and is not to be deemed to have knowledge of such adjustment unless and until it has received such certificate.

13.2        The Company shall cause to be filed with the Warrant Agent and shall cause to be given to each registered holder of Warrant Certificates at his address appearing on the Warrant register, at least 10 calendar days prior to the applicable record date hereinafter specified, or as promptly as practicable under the circumstances in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock are to be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, in the event:

(a)           the Company authorizes the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants;

(b)           the Company authorizes the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than regular cash dividends or dividends payable in shares of Common Stock or distributions referred to in Section 11.3);

(c)           of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock;

(d)           of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(e)           the Company proposes to take any action not specified above which would require an adjustment of the Exercise Price pursuant to Section 11.

13.3        The failure to give the notice required by this Section 13 or any defect therein does not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.  Nothing contained in this Agreement or in any of the Warrant Certificates is to be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

SECTION 14.         Merger, Consolidation or Change of Name of Warrant Agent .

14.1        Any corporation into which the Warrant Agent is merged or with which it is consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent is a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Warrant Agent, will be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 16.  If at the time the successor to the Warrant Agent succeeds to the agency created by this Agreement, and if at that time any of the Warrant Certificates have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any of the Warrant Certificates have not been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates will have the full force and effect provided in the Warrant Certificates and in this Agreement.

14.2        If at any time the name of the Warrant Agent is changed and at such time any of the Warrant Certificates have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and if at that time any of the Warrant Certificates have not been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates will have the full force and effect provided in the Warrant Certificates and in this Agreement.

SECTION 15.        Conditions to Warrant Agent Duties and Obligations .  The Warrant Agent undertakes the duties and obligations imposed by this Agreement (and no implied duties or obligations may be read into this Agreement against the Warrant Agent) upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, are bound:

15.1        The statements contained herein and in the Warrant Certificates may be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it.  The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as provided herein.

15.2        The Warrant Agent is not responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

15.3        The Warrant Agent may consult at any time with counsel of its own selection (who may be counsel for the Company) and the Warrant Agent incurs no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.  The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through agents or attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

15.4        The Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Warrant Agent and conforming to the requirements of this Agreement.  The Warrant Agent incurs no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

15.5        The Company shall: (i) pay to the Warrant Agent reasonable remuneration for its services as such Warrant Agent as set forth on Exhibit C hereto; (ii) reimburse the Warrant Agent for all reasonable expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement (including fees and expenses of its counsel); and (iii) to indemnify the Warrant Agent (and any predecessor Warrant Agent) and save it harmless against any and all claims (whether asserted by the Company, a holder or any other person), damages, losses, expenses (including taxes other than taxes based on the income of the Warrant Agent), liabilities, including judgments, costs and counsel fees and expenses, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its negligence, willful misconduct, or bad faith.  The provisions of this Section 15.5 survive the expiration of the Warrants and the termination of this Agreement.

15.6        The Warrant Agent is not required to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision will not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity.  All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent is to be brought in its name as Warrant Agent and any recovery of judgment is to be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

15.7        The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement.  Nothing herein precludes the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

15.8        The Warrant Agent shall act hereunder solely as agent for the Company, and its duties are determined solely by the provisions hereof.  The Warrant Agent shall not be liable for anything that it does or refrains from doing in connection with this Agreement except for its own negligence, willful misconduct, or bad faith.  The Warrant Agent is not be liable for any error of judgment made in good faith by it, unless it is proved that the Warrant Agent was negligent in ascertaining the pertinent facts.  Notwithstanding anything in this Agreement to the contrary, in no event is the Warrant Agent liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.

15.9        The Warrant Agent is not required to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same.  The Warrant Agent is not accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

15.10      Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent has any liability to any holder of a Warrant Certificate or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that (i) the Company shall use commercially reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible and (ii) nothing in this Section 15.10 affects the Company’s obligation under Section 6.4 to use commercially reasonable best efforts to have a registration statement in effect covering the Warrant Shares issuable upon exercise of the Warrants and to maintain a current prospectus relating to those Warrant Shares.

15.11      Any application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective.  The Warrant Agent is not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date must not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer has consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent has received written instructions in response to such application specifying the action to be taken or omitted.

15.12      Warrant Agent is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

15.13      In addition to the foregoing, the Warrant Agent is protected and does not incur liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are not the result of the Warrant Agent’s reckless disregard of its duty, gross negligence or willful misconduct and are in reliance upon (i) the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent has actual knowledge that, as executed, such certification is untrue, or (ii) the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

SECTION 16.       Change of Warrant Agent .  The Warrant Agent may at any time resign as Warrant Agent upon written notice to the Company.  If the Warrant Agent becomes incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent.  If the Company fails to make such appointment within a period of 60 days after it has been notified in writing of such resignation or of such incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate or the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent.  Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company.  The holders of a majority of the unexercised Warrants may at any time remove the Warrant Agent and appoint a successor to such Warrant Agent.  If a Successor Warrant Agent is not appointed within 60 days of such removal, the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent.  Such successor to the Warrant Agent need not be approved by the Company or the former Warrant Agent.  After appointment the successor to the Warrant Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose.  Failure to give any notice provided for in this Section 16, however, or any defect therein, will not affect the legality or validity of the appointment of a successor to the Warrant Agent.

SECTION 17.        Notices to Company and Warrant Agent .

17.1        Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on the Company is sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Prime Acquisition Corp.
No. 322, Zhongshan East Road
Shijiazhuang
Hebei Province, 050011
People’s Republic of China
Fax No.:  [●]
Attention:  Chief Executive Officer

17.2        If the Company fails to maintain such office or agency or fails to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal corporate trust office of the Warrant Agent.

17.3        Any notice pursuant to this Agreement to be given by the Company or by the registered holder(s) of any Warrant Certificate to the Warrant Agent is sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Fax: [●]
Attention:  Compliance Department

SECTION 18.       Supplements and Amendments .  The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which is defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which do not in any way adversely affect the interests of the holders of Warrant Certificates theretofore issued.  Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 18, the Warrant Agent shall execute such supplement or amendment.  Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment that alters the rights or duties of the Warrant Agent.  The Company and the Warrant Agent may amend any provision herein with the consent of the holders of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants; provided that any amendment affecting the Public Warrants must be approved by the holders of a majority of the Public Warrants.  Without limiting the generality of the foregoing, prior to the issuance of any Public Warrants, this Agreement (including the exhibits hereto) may be amended by the Company and the Warrant Agent, without the consent of any holder of Private Warrants, to modify in any way or provide for the terms of the Public Warrants.

SECTION 19.        Successors ..  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 20.        Termination ..  This Agreement terminates on any earlier date if all Warrants have been exercised or expire without exercise.  The provisions of Section 15 hereof shall survive such termination.

SECTION 21.       Governing Law ..  The laws of the State of New York govern this Agreement and each Warrant Certificate issued hereunder without regard to conflicts of laws principles.  The parties agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court.  Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

SECTION 22.       Benefits of This Agreement .  Nothing in this Agreement is to be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement is for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

SECTION 23.       Counterparts ..  This Agreement may be executed in any number of counterparts and each of such counterparts is for all purposes to be deemed an original, and all such counterparts together constitute but one and the same instrument.

SECTION 24.       Force Majeure ..  The Warrant Agent is not responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

[ Signature page follows ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

PRIME ACQUISITION CORP.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY , as Warrant Agent

By:
Name:
Title:

EXHIBIT A

[Form of Warrant Certificate]

A-1

[Form of Warrant Certificate]

[Reverse]

A-2

EXHIBIT B

LEGEND FOR PRIVATE WARRANTS

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING THE ORDINARY SHARES OF THE COMPANY ISSUABLE UPON EXERCISE OF SUCH SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND ORDINARY SHARES OF THE COMPANY ISSUABLE UPON EXERCISE OF SUCH SECURITIES WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN ESCROW AGREEMENT BY AND BETWEEN THE COMPANY AND THE HOLDER OF THIS CERTIFICATE.  THESE SHARES MAY NOT BE SOLD EXCEPT IN COMPLIANCE WITH THAT AGREEMENT. 1

No. _____ _______ Warrants

B-1

EXHIBIT C

Warrant Agent Fees

Description	Amount ($)

Fee for acting as Warrant Agent	[_____]

B-1